Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statement (Form S-8 No. 333-293032) pertaining to the 2016 Equity Incentive Plan, 2026 Equity Incentive Plan, and 2026 Employee Stock Purchase Plan of Ethos Technologies Inc. and
2.
Registration Statement (Form S-8 No. 333-293033) pertaining to the registration of 30,947 shares of its Class A common stock of Ethos Technologies Inc.

of our report dated March 16, 2026, with respect to the consolidated financial statements of Ethos Technologies Inc. included in this Annual Report (Form 10-K) of Ethos Technologies Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Francisco, California

March 16, 2026